Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022

Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2009 Results

NEW YORK, July 27, 2009 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $24.3 million, up 12% year-over-year
•	Operating profit of $1.6 million
•	Loss per share of $(0.01), down from loss per share of $(0.08) in the prior-year period
•	Income tax rate of 113%

Travelzoo Inc., a global Internet media company, today announced financial results for the second quarter ended June 30, 2009, with revenue of $24.3 million, an increase of 12% year-over-year. Operating profit was $1.6 million. Net loss was $191,000, with diluted loss per share of $(0.01), down from diluted loss per share of $(0.08) in the prior-year period.

“In the second quarter, we accelerated marketing for the Travelzoo and Fly.com brands. We are taking advantage of attractive prices for media and are beginning to build-up our new product, Fly.com. This negatively impacted reported earnings per share by approximately $0.07 versus the previous quarter,” said Holger Bartel, CEO of Travelzoo. “The number of subscribers to our publications grew during the second quarter by 1.3 million to 16.7 million. This is the largest quarterly increase in subscribers in Travelzoo’s history. Our mission remains to provide our subscribers with the highest quality information on outstanding deals in travel and entertainment.”

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North America

North America business segment revenue grew 3% year-over-year to $19.7 million. Operating profit was $4.5 million, or 22.6% of revenue, down from an operating profit of $6.9 million, or 36.1% of revenue, in the prior-year period.

Europe

Europe business segment revenue grew 57% year-over-year to $4.0 million. In local currency terms, revenue grew 100% year-over-year. Operating loss was $1.1 million, compared to an operating loss of $2.0 million in the prior-year period. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007. In May 2008, Travelzoo began publishing its weekly Top 20® list in Spain, after having operated a sales office in Barcelona since November 2006.

Asia Pacific

Asia Pacific business segment revenue grew to $642,000 from $90,000 in the prior-year period. Operating loss was $1.8 million, compared to an operating loss of $3.2 million in the prior-year period. Travelzoo began operations in Hong Kong in April 2007, in Japan in September 2007, in China in October 2007, and in Australia and Taiwan in December 2007.

Subscribers

Travelzoo had a total unduplicated number of newsletter subscribers of 16.7 million as of June 30, 2009, up 2.9 million, or 21%, from June 30, 2008, and up 1.3 million, or 8%, from March 31, 2009. In North America, total unduplicated number of subscribers was 12.4 million as of June 30, 2009, up 1.3 million, or 12%, from June 30, 2008 and up 608,000, or 5%, from March 31, 2009. In Europe, total unduplicated number of subscribers was 2.8 million as of June 30, 2009, up 939,000, or 50%, from June 30, 2008 and up 356,000, or 14%, from March 31, 2009. In Asia Pacific, total unduplicated number of subscribers was 1.5 million as of June 30, 2009, up 633,000, or 69%, from June 30, 2008 and up 288,000, or 23%, from March 31, 2009.

Income Taxes

Income tax expense was $1.6 million, compared to $2.9 million in the prior year period. The effective income tax rate was 113%, down from 168% in the prior-year period. Operating losses from the Asia Pacific business segment and the Europe business segment were treated as having no recognizable tax benefit.

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Asset Management

During the second quarter, Travelzoo generated $1,000 of cash from operating activities. Accounts receivable increased by $240,000 quarter-over-quarter and increased by $914,000 over the prior-year period to $12.5 million. Accounts payable increased by $2.1 million quarter-over-quarter and increased by $577,000 over the prior-year period to $8.3 million. Capital expenditures were $320,000, down from $884,000 in the prior quarter and down from $515,000 in the prior-year period. Travelzoo exited the second quarter with $15.5 million in cash and cash equivalents.

Conference Call

Travelzoo will host a conference call to discuss second quarter results at 11:00 a.m. ET today. A live Webcast can be accessed through Travelzoo's investor relations Web site at www.travelzoo.com/ir.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo's media properties, which reach more than 16 million travel enthusiasts in the U.S., Australia, Canada, China, France, Germany, Hong Kong, Japan, Spain, Taiwan and the U.K., include the Travelzoo®Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™, the SuperSearch™ search tool, and the Fly.com™ search engine. Travelzoo publishes offers from more than 1,000 advertisers. Travelzoo's deal experts review offers to find the best travel deals and confirm their true value. Travelzoo’s global headquarters is in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$24,279	$21,769	$47,647	$42,718
Cost of revenues	1,511	637	2,774	1,166
Gross profit	22,768	21,132	44,873	41,552

Operating expenses:
Sales and marketing	13,800	12,520	26,136	25,914
General and administrative	7,417	6,930	14,365	12,676
Total operating expenses	21,217	19,450	40,501	38,590

Income from operations	1,551	1,682	4,372	2,962

Other income and expense:
Interest income	13	77	33	213
Gain (loss) on foreign currency	(114)	(6)	(317)	145
Income before income taxes	1,450	1,753	4,088	3,320
Income taxes	1,641	2,946	3,942	5,519
Net income (loss)	$(191)	$(1,193)	$146	$(2,199)

Basic net income (loss) per share	$(0.01)	$(0.08)	$0.01	$(0.15)
Diluted net income (loss) per share	(0.01)	(0.08)	0.01	(0.15)

Shares used in computing basic net income (loss) per share	16,444	14,269	16,372	14,260
Shares used in computing diluted net income (loss) per share	16,444	14,269	16,379	14,260

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Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$15,544	$14,179
Accounts receivable, net	12,480	11,582
Deposits	280	226
Prepaid expenses and other current assets	3,066	2,726
Deferred tax assets	1,089	1,089
Total current assets	32,459	29,802

Deposits, less current portion	323	341
Restricted cash	875	875
Property and equipment, net	4,344	4,259
Intangible assets, net	1,624	45
Total assets	$39,625	$35,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	8,284	6,605
Accrued expenses	4,787	4,962
Deferred revenue	828	703
Deferred rent	125	125
Total current liabilities	14,024	12,395

Deferred tax liabilities	465	465
Long-term tax liabilities	918	900
Deferred rent, less current portion	700	799

Common stock	164	143
Additional paid-in capital	2,322	185
Accumulated other comprehensive loss	(937)	(1,388)
Retained earnings	21,969	21,823
Total stockholders' equity	23,518	20,763
Total liabilities and stockholders' equity	$39,625	$35,322

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Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(191)	$(1,193)	$146	$(2,199)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	484	130	926	233
Provision for losses on accounts receivable	38	44	316	66
Tax benefit from exercise of stock options	–	(110)	–	(110)
Net foreign currency effects	114	–	317	–
Changes in operating assets and liabilities:
Accounts receivable	23	(763)	(983)	(1,657)
Deposits	(97)	(105)	(24)	42
Prepaid expenses and other current assets	167	(422)	1,636	196
Accounts payable	2,141	77	2,029	2,332
Accrued expenses	(360)	(80)	(369)	629
Deferred revenue	179	40	105	305
Deferred rent	(41)	414	(102)	714
Income tax payable	(2,465)	(1,127)	(1,945)	–
Other non-current liabilities	9	33	19	33
Net cash provided by (used in) operating activities	1	(3,062)	2,071	584

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(320)	(515)	(1,204)	(1,357)
Purchase of restricted cash	–	–	–	(875)
Purchase of intangible asset	–	–	(1,760)	–
Net cash used in investing activities	(320)	(515)	(2,964)	(2,232)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	–	75	2,158	75
Tax benefit from exercise of stock options	–	110	–	110
Net cash provided by financing activities	–	185	2,158	185

Effect of exchange rate on cash and cash equivalents	219	(36)	100	(161)

Net increase (decrease) in cash and cash equivalents	(100)	(3,428)	1,365	(1,624)
Cash and cash equivalents at beginning of period	15,644	24,445	14,179	22,641
Cash and cash equivalents at end of period	15,544	21,017	15,544	21,017

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$4,106	$4,572	$4,179	$5,018

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Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended June 30, 2009	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$19,637	$4,000	$642	$–	$24,279
Intersegment revenue	99	21	–	(120)	–
Total net revenues	19,736	4,021	642	(120)	24,279
Operating income (loss)	$4,453	$(1,068)	$(1,835)	$1	$1,551

Three months ended June 30, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$19,129	$2,550	$90	$–	$21,769
Intersegment revenue	39	19	–	(58)	–
Total net revenues	19,168	2,569	90	(58)	21,769
Operating income (loss)	$6,929	$(2,013)	$(3,235)	$1	$1,682

Six months ended June 30, 2009	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$39,643	$6,974	$1,030	$–	$47,647
Intersegment revenue	124	26	–	(150)	–
Total net revenues	39,767	7,000	1,030	(150)	47,647
Operating income (loss)	$10,268	$(2,344)	$(3,553)	$1	$4,372

Six months ended June 30, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$38,019	$4,589	$110	$–	$42,718
Intersegment revenue	64	30	–	(94)	–
Total net revenues	38,083	4,619	110	(94)	42,718
Operating income (loss)	$13,193	$(4,254)	$(5,979)	$2	$2,962

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